Exhibit 5.1

[Letterhead of Clifford Chance US LLP]

January 13, 2009

CB Richard Ellis Realty Trust

17 Hulfish Street, Suite 280

Princeton, NJ 08542

Dear Sirs:

We have acted as counsel to CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with a Registration Statement (File No. 333-152653) filed July 30, 2008 under the Securities Act of 1933, as amended (the “Securities Act”), and amendments thereto (as amended, the “Registration Statement”) and the offering by the Company of its common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), having a maximum aggregate offering price of up to $3,000,000,000, including up to $300,000,000 of common shares of beneficial interest issuable pursuant to the Company’s dividend reinvestment plan (the “DRIP Plan”).

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, including resolutions of the Board of Trustees, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued and sold as contemplated by the prospectus included as a part of the Registration Statement and, in the case of the Common Shares issuable under the DRIP Plan, in the manner contemplated by that DRIP Plan, for at least such consideration as has been approved by the Board of Trustees of the Company, the Common Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP